SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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AXT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AXT, INC.

4281 Technology Drive
Fremont, California 94538

April 20, 2004

To our stockholders:

      You are cordially invited to attend the annual meeting of stockholders of AXT, Inc. on May 18, 2004 at 10:00 a.m. Pacific Daylight Time, at 4281 Technology Drive, Fremont, California 94538.

      The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed is a copy of the 2003 AXT, Inc. Annual Report, which includes audited financial statements and certain other information.

      It is important that you use this opportunity to take part in the affairs of AXT, Inc. by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. Returning the proxy card does not deprive you of your right to attend the meeting and vote your shares in person.

      We look forward to seeing you at the meeting.

Sincerely,

MORRIS S. YOUNG
President and Chief Executive Officer

AXT, INC.

4281 Technology Drive
Fremont, California 94538

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 18, 2004

Dear Stockholder:

      You are invited to attend the annual meeting of stockholders of AXT, Inc., which will be held on May 18, 2004 at 10:00 a.m., Pacific Daylight Time, at our principal offices located at 4281 Technology Drive, Fremont, California 94538, for the following purposes:

1. To elect one Class III director to hold office for a three-year term and until his successor is elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2004.

3. To transact such other business as may properly come before the meeting.

      Stockholders of record at the close of business on April 8, 2004, are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 4281 Technology Drive, Fremont, California 94538.

By order of the Board of Directors,

DONALD L. TATZIN
Secretary

April 20, 2004

Fremont, California

STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED BY DELIVERING A LATER DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

GENERAL INFORMATION
PROPOSAL NUMBER ONE ELECTION OF DIRECTORS
PROPOSAL NUMBER TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PRINCIPAL ACCOUNTING FIRM FEES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE COMPENSATION AND OTHER MATTERS
AGGREGATE OPTION EXERCISES FOR FISCAL 2003 AND FISCAL 2003 YEAR-END VALUES
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPARISON OF STOCKHOLDER RETURN
TRANSACTION OF OTHER BUSINESS

AXT, INC.

4281 Technology Drive
Fremont, California 94538

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

       The accompanying proxy is solicited by the Board of Directors of AXT, Inc., a Delaware corporation (“AXT” or the “Company”), for use at the annual meeting of stockholders to be held May 18, 2004, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the accompanying form of proxy card are being mailed to our stockholders on or about April 20, 2004.

GENERAL INFORMATION

      Annual Report. Our annual report for the year ended December 31, 2003, is enclosed with this proxy statement.

      Voting Securities. Only common stockholders of record as of the close of business on April 8, 2004, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 23,042,982 shares of our common stock, par value $.001 per share, issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Common stockholders may vote in person or by proxy. Each stockholder of record as of that date is entitled to one vote for each share of common stock held on the proposals presented in this proxy statement. Our bylaws provide that a majority of all of the shares of our capital stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. Our Series A Preferred Stock is not entitled to vote on any matter to be voted on by the stockholders, except as otherwise required by law, and is not entitled to vote at this meeting.

      Solicitation of Proxies. We will bear the cost of soliciting proxies. We will solicit stockholders by mail, through our regular employees, and will also request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have our stock registered in the names of such persons, and may reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation, although we will reimburse these individuals for any out-of-pocket expenses incurred. In addition, we have retained Regan & Associates, Inc., a proxy solicitation firm, for assistance in connection with the annual meeting at a cost of approximately $3,500.

      Voting of Proxies. All valid and executed proxies received prior to the meeting will be voted in accordance with the instructions made by the stockholder on the proxy. If no instructions are indicated on the proxy, the shares will be voted in favor of each proposal. A stockholder giving a proxy has the power to revoke the proxy, at any time prior to the time it is voted, by delivering to the Secretary of the Company at our principal offices located at 4281 Technology Drive, Fremont, California 94538, a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holder will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares at the new meeting date as well, unless you have revoked your proxy instructions.

      Abstentions and Broker Non-Votes. Shares that are voted “Withheld” or “Abstain” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your common stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a “broker non-vote”) unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

      Deadline for Receipt of Stockholder Proposals. Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”) and our bylaws. For a stockholder proposal to be included in our proxy materials for the 2005 Annual Meeting of Stockholders, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 21, 2004. If a stockholder intends to submit a proposal or a nomination for director for our 2005 Annual Meeting of Stockholders that is not to be included in our Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in our bylaws no later than December 21, 2004, addressed to the Corporate Secretary at our principal executive offices. Our bylaws require that certain information with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon request to AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on our website at www.axt.com.

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

      We have a classified board of directors, which currently consists of a total of five directors, two of whom are Class I directors, two of whom are Class II directors, and one who is a Class III director. Class III, Class I, and Class II directors serve until the annual meeting of stockholders to be held in 2004, 2005 and 2006, respectively. All directors serve until their respective successors are duly elected and qualified. At each annual meeting of the stockholders, directors in a class are elected for a term of three years to succeed the directors in that class whose terms expire at such annual meeting.

      The term of our one Class III director will expire on the date of the upcoming annual meeting of stockholders. Accordingly, one person is to be elected to serve as Class III director. The Nominating and Governance Committee of the Board of Directors selected, and the Board of Directors approved, Mr. Leonard J. LeBlanc, the current Class III member of the Board of Directors, as nominee for election at the annual meeting to Class III of the Board of Directors. If elected, Mr. LeBlanc will serve as a director until our annual meeting of stockholders in 2007, and until his successor is elected and qualified. If Mr. LeBlanc declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for a substitute nominee as the Board of Directors may designate, although we know of no reason why this nominee would be unable or unwilling to serve as a director.

Vote Required and Board of Directors’ Recommendation

      If a quorum is present at the annual meeting of stockholders, the nominee for Class III director receiving the highest number of votes cast will be elected as a Class III director. Abstentions and broker non-votes will have no effect on the outcome of the vote. Shares of Series A Preferred Stock are not entitled to vote on this matter.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF MR. LEONARD LEBLANC TO THE BOARD OF DIRECTORS.

Information About the Directors and Nominees

      The table below sets forth the names and certain information about our current directors, including the Class III nominee to be elected at this meeting, as well as non-director executive officers.

			Director
Name	Principal Occupation with AXT	Age	Since

Class I directors whose term expires at the 2005 annual meeting of stockholders:
Morris S. Young	Chairman of the Board of Directors, President and Chief Executive Officer	59	1989
David C. Chang	Director	62	2000
Class II directors whose term expires at the 2006 annual meeting of stockholders:
Jesse Chen	Director	45	1998
Donald L. Tatzin	Chief Financial Officer and Director	52	1998
Class III director nominated for election at the 2004 annual meeting of stockholders:
Leonard J. LeBlanc	Director	63	2003
Non-director executive officer:
Davis Zhang	Senior Vice President, Production	46

Members of the Board of Directors

      Morris S. Young, Ph.D. co-founded AXT in 1986 and has served as our chairman of the Board of Directors since February 1998 and as our president, chief executive officer and a director since 1989. From 1985 to 1989, Dr. Young was a physicist at Lawrence Livermore National Laboratory. Dr. Young has a B.S. degree in metallurgical engineering from Chengkung University, Taiwan, a M.S. degree in Metallurgy from Syracuse University, and a Ph.D. in metallurgy from Polytechnic University.

      David C. Chang, Ph.D. has served as one of our directors since December 14, 2000. Dr. Chang has served as president of Polytechnic University in New York since 1994. Previously, Dr. Chang was dean of the College of Engineering and Applied Sciences at Arizona State University. Dr. Chang served as a founder and director of the NSF/Industry Corporate Research Center for Microwave and Millimeter-Wave Computer Aided Design from 1988 to 1992. Dr. Chang served as chair of the Electrical and Computer Engineering Department from 1981 to 1989. Dr. Chang is a member of board of directors of Fedders Corporation, a manufacturer of air treatment products, and a member of the board of directors and of the audit committee of Time Warner Cable, a subsidiary of Time Warner, Inc. Dr. Chang has a M.S. degree and a Ph.D. in applied physics from Harvard University and a B.S. degree in electrical engineering from National Cheung-Kung University in Taiwan.

      Jesse Chen has served as one of our directors since February 1998. Since May 1997, Mr. Chen has served as a managing director of Maton Venture, an investment company. From 1990 to 1996, Mr. Chen co-founded BusLogic, Inc., a computer peripherals company, and served as its chief executive officer. Mr. Chen serves on the board of directors of several private companies. Mr. Chen has a B.S. degree in aeronautical engineering from Chenkung University, Taiwan and a M.S. degree in electrical engineering from Loyola Marymount University.

      Leonard J. LeBlanc has served as one of our directors since April 2003. Mr. LeBlanc was the executive vice president and chief financial officer of Vantive Corporation, a customer relationship management software and solution company, from August 1998 to January 2000. Mr. LeBlanc has served as the acting chief financial officer and vice president of corporate development for Ebest, Inc., a privately held applications software company from February 2001 to September 2003. He continues to serve on the company’s board of directors. From March 1996 to July 1997, Mr. LeBlanc was the executive vice president of finance and administration and chief financial officer at Infoseek Corporation, an internet search and navigation company. From September 1993 to December 1994, Mr. LeBlanc served as senior vice president, finance and administration of GTECH Corporation, a manufacturer of lottery equipment and systems. From May 1987 to

December 1992, Mr. LeBlanc served as executive vice president, finance and administration and chief financial officer of Cadence Design Systems, Inc., an electronic design automation software company. Mr. LeBlanc is a member of the board of directors and chair of the audit committee of Oplink Communications, Inc., a provider of optical manufacturing solutions and optical networking components. Mr. LeBlanc received his B.S. and M.S. degrees from the College of Holy Cross, and his masters degree in finance from George Washington University.

      Donald L. Tatzin has served as one of our directors since February 1998 and as our chief financial officer since August 2000. From April 2000 to August 2000, Mr. Tatzin served as our interim chief financial officer. From 1993 to 1998, Mr. Tatzin served as executive vice president of Showboat, a gaming company. In addition, from April 1995 to October 1996, Mr. Tatzin served as a director for Sydney Harbour Casino, an Australian gaming company and from April 1996 to October 1996, as its chief executive officer. From 1976 to 1993, Mr. Tatzin was a director and consultant with Arthur D. Little. Mr. Tatzin has a B.S. degree in economics and B.S. and M.S. degrees in city planning from the Massachusetts Institute of Technology and a M.S. degree in economics from Australian National University.

Non-Director Executive Officer

      Davis Zhang co-founded AXT in 1986 and served as senior vice president, production from January 1994 until August 1999, as president of the substrate division from August 1999 to 2003 and as senior vice president of production since 2003. From 1987 to 1993, Mr. Zhang served as our senior production manager. Mr. Zhang holds a bachelor of science degree in mechanical engineering from Northern Communication University, Beijing, China.

Board of Directors’ Committees and Meetings

      During the fiscal year ended December 31, 2003, the Board of Directors held twelve (12) meetings, the Audit Committee of the board held nine (9) meetings, and the Compensation Committee of the board held three (3) meetings. In February 2003, the Board of Directors formed a Nominating and Governance Committee. The functions of each committee are described below. Each of these committees has a written charter approved by the Board. A copy of each charter can be found under the “Investors” section of our website at www.axt.com. No director attended fewer than 75 percent of the total number of meetings of the board. No director other than David Chang attended fewer than 75 percent of the meetings of the audit and compensation committees.

      The Board of Directors has determined that all of the Directors other than Dr. Young and Mr. Tatzin, including those who serve on these committees, are “independent,” as the term is defined by applicable Nasdaq listing standards and SEC rules. Dr. Young and Mr. Tatzin are non-independent directors because of their employment as senior executive officers of AXT.

Audit Committee

      The members of the Audit Committee during 2003 were David C. Chang, Jesse Chen and Leonard LeBlanc, who served following his appointment to the Board on April 21, 2003. Mr. B.J. Moore was a member of the Audit Committee until his resignation on February 4, 2003. All Audit Committee members are “independent” as defined under the applicable Nasdaq listing standards and SEC rules and regulations. The Board of Directors has determined that Mr. Leonard LeBlanc and Mr. Jesse Chen are “audit committee financial experts” as defined by the rules and regulations of the SEC. The Audit Committee’s functions include:

•	overseeing the accounting, financial reporting and audit processes;

•	reviewing the qualifications, independence and performance, and approving the terms of engagement, of the independent auditors;

•	reviewing the results and scope of audit and other services provided by the independent auditors;

•	reviewing the accounting principles and auditing practices and procedures to be used in preparing our financial statements; and

•	reviewing our internal controls.

      The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee meets at least quarterly with our management and independent accountants to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, review the adequacy of accounting and financial controls, review the Company’s critical accounting policies, and review and approve any related party transactions. The Audit Committee meets separately, at least once each quarter, with the independent auditors and with the Chief Executive Officer. We maintain procedures for the receipt, retention, and handling of complaints, which the Audit Committee oversees.

      For additional information concerning the audit committee, see “Report of the Audit Committee” and “Principal Accounting Firm Fees.”

Compensation Committee

      The members of our Compensation Committee during 2003 were David C. Chang, Jesse Chen, and Leonard LeBlanc, who served following his appointment to the Board on April 21, 2003. Mr. B.J. Moore was a member of the compensation committee until his resignation on February 4, 2003. The compensation committee reviews and determines the salary and bonus criteria of and stock option grants to all executive officers of the Company including the Chief Executive Officer, and of the Directors, and performs such other functions regarding compensation as the Board may delegate. For additional information concerning the compensation committee, see “Report of the Compensation Committee of the Board of Directors on Executive Compensation.”

Nominating and Governance Committee

      In February 2003, the board of directors formed a Nominating and Governance Committee. The members of our nominating and governance committee during 2003 were David Chang, Jesse Chen, and Leonard LeBlanc, who served following his appointment to the Board on April 21, 2003. The Nominating and Governance Committee is responsible for evaluating and selecting director nominees, determining criteria for selecting new directors, developing and reviewing on an ongoing basis, the adequacy of the corporate governance principles applicable to the Company, overseeing the evaluation of the Board of Directors and committees of the Board, and adopting and approving a Code of Business Conduct and Ethics.

      The Nominating and Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of the Company’s Board of Directors and its Committees;

•	the perceived needs of the Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

      The Nominating and Governance Committee’s goal is to assemble a board of directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Other than the foregoing there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and its stockholders. The Nominating and Governance Committee believes that it is preferable that at least one member of the board should meet the criteria for an “audit committee financial expert” as defined by SEC rules. Under applicable listing requirements at least a majority of the members of the Board must meet the definition of “independent director.” The Nominating and Governance Committee also believes it appropriate for one or more key members of the Company’s management to participate as members of the Board.

      The Nominating and Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the Nominating and Governance Committee or the board decides not to re-nominate a member for re-election, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and Board of Directors are polled for suggestions as to individuals meeting the criteria of the Nominating and Governance Committee. Research may also be performed to identify qualified individuals. To date, the Company has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although the Company reserves the right in the future to retain a third party search firm, if necessary.

Compensation Committee Interlocks and Insider Participation

      During fiscal 2003, none of our executive officers and no member of our compensation committee served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee. For additional information concerning the compensation committee, see “Report of the Compensation Committee of the Board of Directors on Executive Compensation.”

Annual Meeting Attendance

      Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, Directors are encouraged to attend annual meetings. All of our Directors except for Mr. Chang attended our 2003 annual meeting. The Nominating and Governance Committee will consider, during the upcoming year, adopting a formal policy on director attendance at annual meetings of stockholders.

Communications with the Board of Directors

      Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by writing to us at AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, Attention: Corporate Secretary. Your letter should indicate that you are an AXT stockholder. Stockholders who would like their submission directed to a member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate. Depending on the subject matter, management will forward the communication to the Director or Directors to whom it is addressed; attempt to handle the inquiry directly, for example where it is a request for information about the company or it is a stock related matter; or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Code of Business Conduct and Ethics

      The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all of our employees and directors, including a Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer, Controller and any other principal accounting officer. We will provide a copy of the Code of Ethics upon request made in writing to us at AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, Attention: Corporate Secretary. We will disclose any amendment to the Code of Ethics or a waiver of a provision of the Code of Ethics applicable to an executive officer or director on our website at www.axt.com, on the Investor Relations page.

PROPOSAL NUMBER TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors has selected PricewaterhouseCoopers LLP as independent auditors to audit our financial statements for the fiscal year ending December 31, 2004. The decision of the Board of Directors was based on the recommendation of the Audit Committee. PricewaterhouseCoopers LLP has acted in such capacity since its appointment during the fiscal year ended December 31, 1997. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting of stockholders with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Vote Required and Board of Directors’ Recommendation

      Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint new independent auditors at any time during the year if the board of directors believes that such a change would be in the best interests of AXT and its stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Board of Directors may reconsider its selection.

      The affirmative vote of a majority of the votes cast at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy, will be required to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors. Shares of Series A preferred stock shall not be entitled to vote on this matter. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the proposal.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

PRINCIPAL ACCOUNTING FIRM FEES

      The following table sets forth the aggregate fees billed to AXT for the last two fiscal years ended December 31, 2002 and December 31, 2003, by our principal auditing firm, PricewaterhouseCoopers LLP:

	2003	2002

Audit Fees	$312,100	$302,000
Audit-Related Fees	$2,700	$10,328
Tax Fees	$0	$0
All Other Fees	$9,000	$12,000

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” This category includes work performed to certify elements of our financial statements for a report we were required to submit to an environmental regulatory agency.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning, none of which were provided by PricewaterhouseCoopers LLP to us during 2002 or 2003.

(4)	All Other Fees consist of fees for products and services other than the services reported above. In fiscal 2003, this category included fees related to a response to a subpoena issued to PricewaterhouseCoopers LLP in a legal proceeding involving AXT.

Review Of Auditor Independence

      The Audit Committee has considered with the auditor the non-compatibility of non-audit services and determined that the provision of such services rendered by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCooper’s independence as our independent auditor.

      Fees billed to us by PricewaterhouseCoopers LLP during the year ended December 31, 2003 for all other non-audit services included accounting advice, tax services, and litigation support. Our audit committee has considered the role of PricewaterhouseCoopers LLP in providing non-audit services to us and has concluded that such services provided by PricewaterhouseCoopers LLP are compatible with maintaining its independence as our auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND EQUITY COMPENSATION PLAN INFORMATION

      The following table sets forth certain information, as of March 31, 2004, with respect to the beneficial ownership of the Company’s common stock by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our executive officers named in the Summary Compensation Table below; and

•	all executive officers and directors of AXT as a group.

      Except as otherwise indicated, the address of each beneficial owner is c/o AXT, Inc., 4281 Technology Drive, Fremont, California 94538.

      Except as indicated in the footnotes to the table, we believe that the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. For each named person, this percentage includes common stock of which such person has the right to acquire beneficial ownership either currently or within 60 days of March 31, 2004, including upon exercise of stock options; however, such common stock shall not be deemed outstanding for the purpose of completing the percentage owned by any other person. Percentages of beneficial ownership is based upon 23,032,190 shares of common stock outstanding on March 31, 2004.

	Shares Owned

	Number of	Percentage of
	Shares	Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owners	Owned	Owned

State of Wisconsin Investment Board
P.O. Box 7842
Madison, WI 53707(1)	3,225,000	14.00%
Morris S. Young(2)	1,741,319	7.56%
Davis Zhang(3)	289,152	1.26%
Donald L. Tatzin(4)	76,150	*
Jesse Chen(5)	73,084	*
David Chang(6)	38,916	*
Leonard LeBlanc(7)	16,458	*
Gordon Liu(8)	0	*
All directors and executive officers as a group (6 persons)(9)	5,460,079	23.71%

*	Less than 1%

(1)	Information based on Schedule 13G filed by the stockholder with the Securities and Exchange Commission on February 16, 2004, the State of Wisconsin Investment Board beneficially owns 3,225,000 shares of common stock.

(2)	Includes 678,869 shares held by the Morris & Vicke Young Trust, 975,200 shares held by the Morris Young Family Ltd. Partnership, and 67,250 shares subject to options exercisable within 60 days of March 31, 2004. Also includes 20,000 shares held jointly by George Liu, Morris Young’s father-in-law, and Vicke Young, Morris Young’s spouse, of which Morris Young disclaims beneficial ownership.

(3)	Includes 42,352 shares directly held by Davis Zhang, 100,300 shares held jointly by Davis Zhang and Christina Li, Mr. Zhang’s spouse, 16,000 shares held by Mr. Zhang’s minor children and 130,500 shares subject to options exercisable within 60 days of March 31, 2004.

(4)	Includes 27,000 shares subject to options exercisable within 60 days of March 31, 2004.

(5)	Includes 54,750 shares subject to options exercisable within 60 days of March 31, 2004 and 8,334 shares of restricted stock to be issued to independent directors within 60 days of March 31, 2004.

(6)	Includes 30,583 shares subject to options exercisable within 60 days of March 31, 2004 and 8,333 shares of restricted stock to be issued to independent directors within 60 days of March 31, 2004.

(7)	Includes 8,125 shares subject to options exercisable within 60 days of March 31, 2004 and 8,333 shares of restricted stock to be issued to independent directors within 60 days of March 31, 2004.

(8)	Mr. Liu’s employment with AXT terminated effective September 25, 2003. He had no options outstanding as of March 31, 2004.

(9)	Includes 318,208 shares subject to options exercisable within 60 days of March 31, 2004 and 25,000 shares of restricted stock to be issued to independent directors within 60 days of March 31, 2004.

Equity Compensation Plan Information

      We currently maintain three compensation plans that provide for the issuance of Common Stock to officers and other employees, directors, and consultants. These consist of the 1993 Stock Option Plan, the 1997 Stock Option Plan and the 1998 Employee Stock Purchase Plan, all of which have been approved by stockholders. The 1993 Stock Option Plan expired in 1998, and no options have been granted under that plan since 1998. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2003:

			Number of Shares
			Remaining Available for
	Number of Shares to Be	Weighted-Average	Future Issuance Under
	Issued upon Exercise of	Exercise Price of	Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Shares
	Warrants, and Rights	Warrants, and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders
1993 Stock Option Plan	30,000	$7.00	None
1997 Stock Option Plan	2,558,836	$7.03	1,956,246
1998 Employee Stock Purchase Plan	N/A	N/A	217,000
Equity compensation plans not approved by stockholders; none	N/A	N/A	N/A

EXECUTIVE COMPENSATION AND OTHER MATTERS

      The following table sets forth information for the last three fiscal years concerning the total compensation of our chief executive officer and our other executive officers (the “Named Executive Officers”) for services rendered in all capacities during the last fiscal year:

Summary Compensation Table

				Long Term
				Compensation
				Awards

	Annual Compensation			Securities
				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Options(2)	Compensation(3)

Morris S. Young	2003	$212,001	None	149,500	$9,214
President and Chief Executive Officer	2002	180,224	None	126,000	7,884
	2001	192,946	$14,000	120,000	7,620
Davis Zhang	2003	$197,870	None	172,900	$8,535
President, Substrate Division	2002	168,077	None	108,000	7,868
	2001	184,260	$20,000	160,000	7,534
Donald L. Tatzin	2003	$155,545	None	110,500	$6,688
Senior Vice President, Chief Financial	2002	134,880	None	72,000	6,214
Officer	2001	144,187	$7,000	80,000	4,076
Gordon Liu(4)	2003	$169,491	None	69,810	$6,346
President, Opto-electronics Division	2002	141,893	None	90,000	6,315
	2001	155,085	$11,000	80,000	6,179

(1)	Bonuses are based on performance of the Company as well as each executive’s individual contribution. See “Report of the Compensation Committee on Executive Compensation.”

(2)	During the first three months of 2004 Mr. Young voluntarily canceled 230,000 unexercised options granted to him during 1999, 2000 and 2001, Mr. Zhang voluntarily canceled 266,000 unexercised options granted to him during 1999, 2000 and 2001 and Mr. Tatzin voluntarily canceled 175,000 unexercised options granted to him during 2000 and 2001.

(3)	Represents premiums paid by us for life insurance coverage and 401(k) matching contributions.

(4)	Mr. Liu resigned as an employee of the Company effective September 25, 2003.

Option Grants in Last Fiscal Year

      The following table provides the specified information concerning grants of options to purchase our common stock made during the fiscal year ended December 31, 2003 to the persons named in the Summary Compensation Table. All of these options were granted under our 1997 Stock Option Plan and have a term of ten years. All options are subject to early termination in the event the optionee’s services to the Company cease:

	Individual Grants				Potential Realizable
					Value at Assumed Annual
	Number of	Percent of			Rates of Stock Price
	Shares	Total Options			Appreciation for Option
	Underlying	Granted to	Exercise		Term(1)
	Options	Employees in	Price Per	Expiration
Name	Granted(2)(3)	Fiscal Year(4)	Share(5)	Date	5%	10%

Morris S. Young	149,500	12.39%	$1.38	7/21/13	$129,747	$328,805
Davis Zhang	172,900	14.33%	$1.38	7/21/13	$150,056	$380,270
Donald L. Tatzin	110,500	9.16%	$1.38	7/21/13	$95,900	$243,030
Gordon Liu(6)	69,810	5.79%	$1.38	7/21/13	$60,586	$153,538

(1)	Potential realizable values are net of exercise price, but before taxes associated with exercise, and are based upon the assumption that our common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year option term. These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the exercise price and sold at the end of the option term, at the appreciated price. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders’ continued employment through the vesting period. This table does not take into account any appreciation in the price of the common stock from the date of grant to the current date.

(2)	Shares subject to options generally vest and become exercisable in installments, subject to the optionee’s continued employment or service. Under the terms of our 1997 Stock Option Plan, the administrator retains discretion, subject to limits, to modify the terms of outstanding options and to reprice outstanding options.

(3)	Options vest over 36 months beginning July 21, 2004.

(4)	Based on total options to purchase 1,206,367 shares of our common stock granted to all employees and consultants during the fiscal year ended December 31, 2003, of which 522,754 were granted in December 2003 in accordance with a voluntary stock option exchange program that was offered to all employees other than executive officers. Under the voluntary stock option exchange program, employees surrendered stock options representing an aggregate of approximately 738,027 shares of common stock.

(5)	All options were granted at an exercise price equal to the fair market value of our common stock on the date of grant, as determined by reference to the closing sales price as reported on the Nasdaq National Market on the date of grant.

(6)	Mr. Liu resigned from AXT on September 25, 2003. None of these options issued to him during 2003 were vested at the time of his resignation, and all such options were subsequently cancelled.

AGGREGATE OPTION EXERCISES FOR FISCAL 2003 AND FISCAL 2003 YEAR-END VALUES

      The following table provides specified information concerning exercises of options to purchase our common stock during fiscal 2003, and unexercised options held at December 31, 2003, by the persons named in the Summary Compensation Table:

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at 12/31/03(2)		at 12/31/03(2)
	Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Morris S. Young(3)	0	0	184,792	340,708	$31,395	$343,160
Davis Zhang(4)	0	0	269,917	366,983	$26,910	$371,567
Donald L. Tatzin(5)	0	0	125,333	221,167	$17,940	$239,465
Gordon Liu(6)	18,750	$13,376	0	0	$0	$0

(1)	Calculated by multiplying the difference between the market value (closing market price) at the exercise date and the exercise price by the number of shares acquired upon exercise.

(2)	Calculated on the basis of the fair market value of the underlying securities as of December 31, 2003 of $3.11 per share, as reported as the closing price of our common stock on the Nasdaq National Market, less the aggregate exercise price. The value of Unexercised in-the-Money Options is calculated by multiplying the difference between the market value (closing market price) and exercise price at fiscal year end by the number of options held at fiscal year end.

(3)	During the first three months of 2004 Mr. Young voluntarily canceled 230,000 unexercised options granted to him during 1999, 2000 and 2001.

(4)	During the first three months of 2004 Mr. Zhang voluntarily canceled 266,000 unexercised options granted to him during 1999, 2000 and 2001.

(5)	During the first three months of 2004 Mr. Tatzin voluntarily canceled 170,000 unexercised options granted to him during 2000 and 2001.

(6)	Mr. Liu’s employment with the Company terminated on September 25, 2003. All options granted to Mr. Liu that were outstanding and vested as of his termination of employment were exercisable by Mr. Liu through December 25, 2003.

      No compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year was paid pursuant to a long-term incentive plan during fiscal 2003 to any persons named in the Summary Compensation Table. We do not have any defined benefit or actuarial plan under which benefits are determined primarily by final compensation or average final compensation and years of service with any of the persons named in the Summary Compensation Table.

Compensation of Non-Employee Directors

      During 2002, each of our non-employee directors received an annual retainer of $25,000. Each non-employee director also received a stock grant for 8,333 shares. Also, each non-employee director was reimbursed for reasonable expenses. The non-employee directors are eligible to receive option grants pursuant to our 1997 Stock Option Plan.

      Options granted to non-employee directors are not intended to qualify as incentive stock options under the Internal Revenue Code. During the year ended December 31, 2003, options to purchase 30,000 shares of our common stock were granted to Mr. LeBlanc.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by

Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file.

      Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in fiscal 2003.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

      On November 22, 2002, the Board of Directors, on the recommendation of the Compensation Committee, adopted a second form of standard stock option agreement for use in connection with grants of stock options made to employees pursuant to our 1997 Stock Option Plan. This form of standard agreement provides that in the event of a “change in control,” as defined therein, and termination of employment or resignation for “good reason” as defined therein, of the individual’s employment, within twelve months after the change in control, the vesting and exercisability of the option will accelerate such that the option will become immediately exercisable and vested in full as of the date of termination or resignation. Options granted to all of our employees during 2002 and 2003, including options granted to our executive officers and directors, include these provisions which provide for acceleration in full upon a change of control event in which the employee is terminated or constructively dismissed within 12 months after the change in control. Options granted to our directors accelerate in full upon the change in control event, whether or not there is a termination of their service to the Company. All options so accelerated remain exercisable for the earlier of the term of the option or six months after the effective date of the termination. On July 21, 2003, our executive officers, Messrs. Young, Zhang, and Tatzin were granted stock options for 149,500, 172,900, and 110,500 shares respectively, under our 1997 Stock Option Plan and subject to a stock option agreement that includes this acceleration provision. On July 21, 2003, our outside director, Mr. LeBlanc was granted stock options for 30,000 under our 1997 Stock Option Plan and subject to a stock option agreement that includes this acceleration provision.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      During fiscal year 2003, the compensation committee was comprised of David C. Chang, Jesse Chen, and Leonard LeBlanc, each a non-employee member of the Board of Directors. Mr. Moore resigned from the board and from the compensation committee on February 4, 2003. Mr. LeBlanc joined the board and the compensation committee on April 21, 2003. The compensation committee is responsible for setting and monitoring policies governing compensation of executive officers. The compensation committee reviews the performance and compensation levels for executive officers and sets salary and bonus levels and option grants under our 1997 Stock Option Plan. The objectives of the committee are to correlate executive compensation with our business objectives and performance, and to enable us to attract, retain and reward executive officers who contribute to our long-term success.

      As the industry in which the Company operates can be extremely competitive, the compensation committee believes that the compensation programs for executive officers should be designed to retain and motivate talented executives responsible for the success of the Company, and should be determined within the competitive environment within which the Company is situated and based on the achievement of business objectives, individual contribution, and financial performance. The committee’s goals are to provide a total compensation package that considers the compensation practices of companies with which the Company competes for executive officers, provides variable compensation that is linked to achievement of financial, division, and individual performance goals, and aligns the interests of the executive officers with those of the company by providing them with an equity stake in the Company. The components of the Company’s compensation policies for executive officers consists of base salary and benefits, bonuses and long-term stock option incentives.

Salary

      The compensation committee annually assesses the performance and sets the salary of the Company’s president and chief executive officer, Morris S. Young, and the Company’s other executive officers. At the beginning and midpoint of the fiscal year, base salaries were established by the Board of Directors based on competitive compensation data, top executive’s job responsibilities, experience, individual performance and contributions to the business. No specific formula was applied to determine the weight of each factor.

      The board’s decision with regard to Dr. Young’s compensation as president and chief executive officer was based on compensation paid to presidents and chief executive officers of comparably sized companies. In addition, the compensation committee considers certain incentive objectives based on the Company’s performance as it relates to revenue levels and earnings per share levels.

      In determining the salaries for the Company’s other executive officers, the compensation committee reviews recommendations from Dr. Young, which includes information from salary surveys, performance evaluations and the financial condition of the Company. The compensation committee also establishes both financial and operational-based objectives and goals in determining executive officer salaries. These goals and objectives include sales and spending forecasts for the upcoming year and published executive compensation literature for comparably sized companies.

      For more information regarding the compensation and employment arrangements of Dr. Young and other executive officers, see “EXECUTIVE COMPENSATION AND OTHER MATTERS.”

Bonuses

      Incentive bonuses are intended to reflect the board’s belief that a significant portion of the compensation of each executive officer should be contingent on the performance of the Company, as well as the individual contribution of each executive officer. In consultation with the chief executive officer, the compensation committee semi-annually determines the total amount of cash bonuses available for executive officers and certain other management employees. For fiscal 20033, no bonus awards were granted. The compensation committee did authorize the chief executive officer to grant bonuses of up to $50,000 to non-executive officers.

Stock Options

      The compensation committee believes that employee equity ownership provides significant motivation to executive officers to maximize value for our stockholders and, therefore, periodically grants stock options under our stock option plan. Stock options are granted at the current market price and will only have value if our stock price increases over the exercise price. It is the belief of the board that stock options directly motivate an executive to maximize long-term stockholder value.

      The compensation committee determines the size and frequency of option grants for executive officers, after consideration of recommendations from the chief executive officer. Recommendations for options are based upon the relative position and responsibilities of each executive officer, previous and expected contributions of each officer to the Company and previous option grants to each executive officer.

Compensation of Chief Executive Officer

      Morris S. Young has served as the Company’s president and chief executive officer since 1989. Early in 2004, the compensation committee reviewed Dr. Young’s performance with regard to performance objectives set by the Board of Directors in 2003, weighted among specific personal and corporate objectives, in determining his eligibility for bonus compensation. Dr. Young did not receive a bonus for fiscal 2003. The Board of Directors granted Dr. Young options to purchase 149,500 shares of AXT’s common stock on July 21, 2003.

Section 162(m) of the Internal Revenue Code

      The Company has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility of executive compensation paid to the Company’s chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under the 1997 Option Plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors. The Company expects that the compensation committee will generally be comprised of non-employee directors, and that to the extent such committee is not so constituted for any period of time, the options granted during such period will not be likely to result in compensation exceeding $1,000,000 in any year.

Respectfully submitted by the Compensation Committee

Jesse Chen, Chair
David C. Chang
Leonard J. LeBlanc

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The audit committee oversees the preparation and filing of our financial statements and our financial reporting process on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including internal control systems. PricewaterhouseCoopers LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

      The committee has discussed and reviewed with the auditors all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of PricewaterhouseCoopers LLP’s audit, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of its financial reporting.

      The audit committee has received from the auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, including a review of both audit and non-audit fees, and satisfied itself as to the auditors’ independence.

      Based on the review and discussions referred to above, the committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Respectfully submitted by the audit committee

Leonard J. LeBlanc, Chair
David C. Chang
Jesse Chen

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Since January 2003, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000, and in which any director, executive officer or holder of more than 5% of any class of our voting securities or members of that person’s immediate family had or will have a direct or indirect material interest other than the transactions described below.

      The Company entered into an operating lease for warehouse space in Fremont, CA with 4160 Business Center, LLC, a real estate holding company, of which Davis Zhang, the president of our substrate division, is the sole shareholder. Lease payments to 4160 Business Center, LLC were approximately $121,000 for the three months ended March 31, 2003. In April of 2003, Mr. Zhang sold this warehouse to a party unrelated to the Company. Mr. Zhang will continue to hold a $3.7 million note on the property through April 2005.

COMPARISON OF STOCKHOLDER RETURN

      Set forth below is a line graph comparing the annual percentage change in the cumulative total return to the stockholders of the Company on our common stock with the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Electronic Components Index for the period commencing December 31, 1998, and ending December 31, 2003.

Comparison of Cumulative Total Return From December 31, 1998 to December 31, 2003:

AXT, Inc., Nasdaq Stock Market and Nasdaq Electronic Components

(1)	Assumes that $100.00 was invested in our common stock and in each index on December 31, 1998 and that all dividends have been reinvested. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

      The information contained above under the captions “Report of the Compensation Committee on Executive Compensation,” “Report of the Audit Committee of the Board of Directors,” and “Comparison of Stockholder Return” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filing.

TRANSACTION OF OTHER BUSINESS

      At the date of this proxy statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

Donald L. Tatzin
Senior Vice President, Chief Financial Officer and Secretary

April 20, 2004

AXT, INC.

Proxy for 2004 Annual Meeting of Stockholders
Solicited by the Board of Directors

      The undersigned hereby constitutes and appoints Morris S. Young and Donald L. Tatzin, and each of them, as his or her true and lawful agents and proxies with full power of substitution to represent the undersigned and to vote all of the shares of stock in AXT, Inc. which the undersigned is entitled to vote at the 2004 annual meeting of stockholders to be held at 4281 Technology Drive, Fremont, California on May 18, 2004 at 10:00 a.m. Pacific Daylight Time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in AXT’s proxy statement, receipt of which is hereby acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting.

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

      A vote FOR the following proposals is recommended by the Board of Directors:

1.	Election of director listed below.

Nominee: Leonard J. LeBlanc

	☐	FOR	☐	WITHHELD

☐

INSTRUCTION: To withhold authority to vote for any nominee, mark the above box and list the name(s) of the nominee(s) in the space provided.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as AXT’s independent auditors for the fiscal year ending December 31, 2004.

	☐	FOR	☐	WITHHELD	☐	ABSTAIN

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

      This proxy when properly executed will be voted in the manner directed herein. If no direction is made, such shares shall be voted FOR the Company’s nominees for election to the Board of Directors, and for ratification of PricewaterhouseCoopers LLP, or as said proxies deem advisable on such other matters as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AXT, INC.

Dated	, 2004
(Be sure to date Proxy)

Signatures(s)

Print Name(s)

      Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

      Even if you are planning to attend the meeting in person, you are urged to sign and mail the proxy in the return envelope so that your stock may be represented at the meeting.